Exhibit 99.1

DEPOMED WILL ENGAGE IN MEDIATION TO RESOLVE DISPUTE WITH ABBOTT; COMMENTS ON DM-1796 REGULATORY STATUS AND ORPHAN DRUG DESIGNATION

Menlo Park, CA — January 18, 2011 — Depomed, Inc. (NASDAQ: DEPO) today announced that it will engage in a mediation process with Abbott Products, Inc., regarding Abbott’s commercialization obligations related to DM-1796, an investigational, once-daily formulation of gabapentin for the management of post-herpetic neuralgia (PHN).  DM-1796 was developed by Depomed and is licensed to Abbott Products in the U.S., Canada and Mexico for the treatment of pain.

Carl Pelzel, Depomed’s President and CEO, said, “We believe DM-1796 meets an important need for sufferers of PHN, as evidenced by the FDA’s decision to grant DM-1796 Orphan Drug status on the basis of its side effect profile.  We at Depomed want to ensure that this important therapy is available to patients as soon as possible following FDA approval, which could occur on the upcoming January 30 PDUFA date.  Should that occur, the product’s full commercial profile can be introduced to the marketplace. DM-1796 fills a very significant unmet market need and we hope to see it effectively marketed.”

The Parties’ Dispute

Abbott Laboratories (NYSE: ABT), the parent company of Abbott Products, recently informed Depomed that it does not believe it is obligated to launch and commercialize DM-1796.

Depomed believes the license agreement clearly and unambiguously imposes on Abbott the following obligations with regard to the launch and commercialization of DM-1796:  (i) to make the first commercial sale of DM-1796 to occur within a specified period of time following FDA approval; (ii) to perform a minimum number of sales calls annually; (iii) to make specified minimum promotional expenditures; and (iv) to use commercially reasonable efforts to commercialize DM-1796 in the United States following approval of the DM-1796 NDA.  Abbott’s launch and commercialization obligations through the second anniversary of the product launch are defined by specific dollar values in the license agreement based on a minimum number of annual sales calls and minimum annual promotional expenditures.  The dollar value specified totals approximately $85 million to $135 million, depending on the ultimate product labeling.

Mr. Pelzel added, “We see a significant market opportunity for DM-1796, one that would offer a healthy return on investment for both companies. We are perplexed by Abbott’s reluctance to adhere to their contract obligations given the in-depth market research previously undertaken regarding this product.  We are disappointed that the product does not appear to fit into the Abbott commercial portfolio and that they have chosen to contest what we believe are clear and unambiguous contractual terms. We are very willing to work collaboratively with Abbott to resolve this matter quickly, fairly and equitably.”

In accordance with the license agreement, the parties are planning to initiate good faith mediation to resolve the dispute.  Depomed expects Abbott will continue to fulfill its obligations under the agreement pending the resolution of the dispute.  Should the parties be unable to resolve the matter through mediation, the agreement provides that the parties submit to binding arbitration. In that event, Depomed believes it would be entitled to seek damages that would include lost royalties and milestone revenues it would have received had Abbott performed under the license agreement.

DM-1796 Regulatory Status; Orphan Drug Designation

The DM-1796 NDA is under review by the FDA with a PDUFA date of January 30, 2011.

FDA has granted orphan drug designation for DM-1796 for the management of PHN, based on the size of the PHN population and the reduced incidence of adverse events observed in DM-1796 clinical trials relative to the incidence of adverse events reported in the package insert for immediate release gabapentin.  Depomed expects DM-1796, if approved, to receive a seven year period of market exclusivity in PHN as a result of the orphan designation.

About the DM-1796 Exclusive License Agreement

Depomed entered into the DM-1796 license agreement with Solvay Pharmaceuticals in November 2008.  Abbott Products assumed the license agreement and Solvay’s obligations under it as a result of the acquisition of Solvay’s pharmaceutical business by Abbott Laboratories, which was completed in February 2010.  The license agreement provides for a milestone payment to Depomed of $35-$60 million on approval of the DM-1796 NDA, royalties of 14 to 20 percent on product sales, and sales milestone payments of up to $300 million.

The license agreement was filed as Exhibit 1.45 to Depomed’s 2008 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 6, 2009.

Conference Call

Depomed will be hosting a conference call on Tuesday, January 18, 2011 at 5:00 PM EST to further discuss the matters disclosed above.

The conference call will be available via a live webcast on the investor relations section of Depomed’s website at http://www.depomed.com.  Access the website 15 minutes prior to the start of the call to download and install any necessary audio software.  An archived webcast replay will be available on the Company’s website for three months.

About PHN

PHN is a persistent neuropathic pain condition caused by nerve damage after a shingles or herpes zoster viral infection and afflicts approximately one in five patients diagnosed with shingles in the United States.  The incidence of PHN increases in elderly patients, with 75 percent of those over 70 years old who have shingles, developing PHN.  The pain associated with PHN reportedly can be so severe that patients are unable to resume normal activities for months.  Approximately 70,000 to 100,000 Americans are affected by PHN each year. The pain associated with PHN can interfere with daily activities such as sleep and recreational activities and can be associated with clinical depression.

About Orphan Drug Designation

The U.S. Orphan Drug Act encourages the development of products that demonstrate promise for the diagnosis, prevention and/or treatment of rare diseases and conditions affecting 200,000 patients or fewer. Orphan drug designation is an important incentive for the development of new products, providing seven years of exclusive marketing rights during which the FDA will not approve a similar drug from another sponsor for the same orphan indication during the exclusivity period.  Orphan designation also allows for reduction in certain regulatory fees, and additional regulatory support for R&D initiatives.

About Depomed

Depomed, Inc. is a specialty pharmaceutical company with two approved products on the market.  The company also has a robust pipeline including one product candidate through Phase 3 clinical development, another in Phase 3 clinical development, and other product candidates in its early stage pipeline. Product candidate DM-1796 has completed Phase 3 clinical development and has been licensed to Abbott Products Inc. A New Drug Application for DM-1796 was accepted by the FDA in the second quarter of 2010. Product candidate Serada(R) is in Phase 3 clinical development for menopausal hot flashes. GLUMETZA(R) (metformin hydrochloride extended release tablets) is approved for use in adults with type 2 diabetes and promoted by Santarus, Inc. in the United States. Depomed formulates its products and product candidates with its proven, proprietary Acuform(R) drug delivery technology, which is designed to improve existing oral medications, allowing for controlled release of medications to the upper gastrointestinal tract. Benefits of Acuform-enhanced pharmaceuticals include the convenience of once-daily administration, improved treatment tolerability and enhanced compliance and efficacy. Additional information about Depomed may be found on its website, http://www.depomed.com.

Statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Depomed that any of its plans will be achieved.  Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Depomed’s business, including, without limitation:  risks related to the exclusive license agreement between Depomed and Abbott Products, the outcome of the dispute between Depomed and Abbott Products related to Abbott Products; the potential benefits and market opportunity of DM-1796; regulatory actions related to DM-1796; and other risks detailed in Depomed’s prior press releases and public periodic filings with the Securities and Exchange Commission.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Depomed does not undertake any obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

For further Information, contact:

Sheilah Serradell

Depomed Investor Relations

(650) 462-5900

sserradell@depomed.com